Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated September 24, 2021 (including amendments thereto) with respect to the shares of Class A Common Stock, par value $0.0001 per share, of Greenidge Generation Holdings Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

210 CAPITAL, LLC

By:	Covenant RHA Partners, L.P.
Its:	Member

By:	/s/ Robert Alpert
Its:	Authorized Signatory

By:	CCW/LAW Holdings, LLC
Its:	Member

By:	/s/ C. Clark Webb
Its:	Authorized Signatory

CCW/LAW HOLDINGS, LLC

By:	/s/ C. Clark Webb
Its:	Authorized Signatory

COVENANT RHA PARTNERS, L.P.

By:	RHA Investments, Inc.
Its:	Member

By:	/s/ Robert Alpert
Its:	Authorized Signatory

RHA INVESTMENTS, INC.

By:	/s/ Robert Alpert
Its:	President

/s/ Robert Alpert
ROBERT ALPERT

/s/ C. Clark Webb
C. CLARK WEBB